                                                                    EXHIBIT 99.1

                      ADAMS RESPIRATORY THERAPEUTICS, INC.

                         2006 DEFERRED COMPENSATION PLAN

                                   AS ADOPTED
                             EFFECTIVE MARCH 1, 2006

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                                TABLE OF CONTENTS

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
                                                                            PAGE
                                                                            ----
ARTICLE I TITLE AND DEFINITIONS..........................................     1

1.1.  Title..............................................................     1
1.2.  Definitions........................................................     1

ARTICLE II ELIGIBILITY AND PARTICIPATION.................................     5

2.1.  Eligibility........................................................     5
2.2.  Participation......................................................     5

ARTICLE III DEFERRAL ELECTIONS AND COMPANY CONTRIBUTIONS.................     5

3.1.  Elections to Defer Salary, Bonus and/or Commissions................     5
3.2.  Company Contribution Amounts.......................................     6
3.3.  Investment Elections...............................................     6

ARTICLE IV ACCOUNTS......................................................     7

4.1.  Deferral Account...................................................     7
4.2.  Company Contribution Account.......................................     8
4.3   Period for Crediting Accounts......................................     8

ARTICLE V VESTING........................................................     8

5.1.  Deferral Account...................................................     8
5.2.  Company Contribution Account.......................................     8

ARTICLE VI DISTRIBUTIONS.................................................     9

6.1.  Distribution of Benefits...........................................     9
6.2.  Unforeseeable Emergency Withdrawals ("Hardship Withdrawals") of
      Deferral Accounts..................................................    10
6.3.  Scheduled Early Distributions of Deferral Accounts.................    10
6.4   Distribution in General............................................    11
6.5.  Change of Control..................................................    11
6.6.  Inability to Locate Participant....................................    11
6.7.  Trust..............................................................    11

ARTICLE VII ADMINISTRATION...............................................    11

7.1.  Plan Administrator.................................................    11
7.2.  Powers and Duties of the Plan Administrator........................    11
7.3.  Construction and Interpretation....................................    12
7.4.  Information........................................................    12
7.5.  Periodic Statements................................................    12
7.6.  Disputes...........................................................    12

ARTICLE VIII MISCELLANEOUS...............................................    14

8.1.  Unsecured General Creditor.........................................    14
8.2.  No Guarantee of Benefits...........................................    14
8.3.  Restriction Against Assignment.....................................    14
8.4.  Withholding........................................................    14
8.5.  Notice of Address..................................................    14
8.6.  Notices............................................................    15
8.7.  Employer-Employee Relationship.....................................    15
8.8.  Amendment, Modification, Suspension or Termination.................    15
8.9.  Governing Law......................................................    15
8.10. Receipt or Release.................................................    15

                      ADAMS RESPIRATORY THERAPEUTICS, INC.
                         2006 DEFERRED COMPENSATION PLAN

     WHEREAS, Adams Respiratory Therapeutics, Inc. desires to establish an unfunded deferred compensation plan, generally effective as of March 1, 2006, which provides supplemental retirement income benefits for a select group of management or highly compensated employees through deferrals of salary, bonuses and commissions, and through discretionary company contributions under such plan.

     NOW, THEREFORE, Adams Respiratory Therapeutics, Inc. hereby adopts and establishes the Adams Respiratory Therapeutics, Inc. 2006 Deferred Compensation Plan, the terms of which are hereinafter set forth.

                                    ARTICLE I
                              TITLE AND DEFINITIONS

1.1. TITLE.

     The name of this plan is the "Adams Respiratory Therapeutics, Inc. 2006 Deferred Compensation Plan."

1.2. DEFINITIONS.

     Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

     (a) "ACCOUNT" or "ACCOUNTS" shall mean a Participant's Deferral Accounts and Company Contribution Accounts.

     (b) "BENEFICIARY" or "BENEFICIARIES" shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Plan Administrator to receive the benefits specified hereunder in the event of the Participant's death. No beneficiary designation shall become effective until it is filed with the Plan Administrator. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant's estate shall be the Beneficiary. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (1) to that person's living parent(s) to act as custodian, (2) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (3) if no parent of that person is then living, to a custodian selected by the Plan Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Plan Administrator decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

     (c) "BOARD" shall mean the Board of Directors of Adams Respiratory Therapeutics, Inc.

     (d) "BONUS" shall mean any cash incentive or other cash compensation which is awarded by a Company to a Participant based on performance or an incentive as remuneration in addition to the Participant's Salary. Bonus for purposes of the Plan shall be determined without regard to any reductions

(1) for any salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code or (2) pursuant to any deferral election in accordance with Article III of the Plan.

     (e) "CHANGE OF CONTROL" shall mean any of the following:

          (1) any one person, or more than one person acting as a group, acquires ownership of stock of Adams Respiratory Therapeutics, Inc. that, together with stock held by such person or group, possesses more than fifty percent (50%) of the total fair market value or total voting power of the stock of Adams Respiratory Therapeutics, Inc.; provided, however, that if any one person, or more than one person acting as a group, is considered to own as of the date of the Participant's deferral election more than fifty percent (50%) of the total fair market value or total voting power of the stock of Adams Respiratory Therapeutics, Inc., the acquisition of additional stock by the same person or persons will not be considered a Change in Control under this Plan. Notwithstanding the foregoing, an increase in the percentage of stock of Adams Respiratory Therapeutics, Inc. owned by any one person, or persons acting as a group, as a result of a transaction in which Adams Respiratory Therapeutics, Inc. acquires its stock in exchange for property will be treated as an acquisition of stock of Adams Respiratory Therapeutics, Inc. for purposes of this clause (1);

          (2) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Adams Respiratory Therapeutics, Inc. possessing thirty-five percent (35%) or more of the total voting power of the stock of Adams Respiratory Therapeutics, Inc.;

          (3) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by Adams Respiratory Therapeutics, Inc.'s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

          (4) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from Adams Respiratory Therapeutics, Inc., outside of the ordinary course of business, that have a gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Adams Respiratory Therapeutics, Inc. immediately prior to such acquisition or acquisitions. For purposes of this
Section 1(e)(4), "gross fair market value" means the value of the assets of Adams Respiratory Therapeutics, Inc., or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Plan, the following shall not be treated as a Change in Control under this Section 1(e)(4):

               (i) a transfer of assets from Adams Respiratory Therapeutics, Inc. to a shareholder of Adams Respiratory Therapeutics, Inc. (determined immediately before the asset transfer) in exchange for or with respect to its stock;

               (ii) a transfer of assets from Adams Respiratory Therapeutics, Inc. to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Adams Respiratory Therapeutics, Inc.;

               (iii) a transfer of assets from Adams Respiratory Therapeutics, Inc. to a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent

     (50%) or more of the total value or voting power of all the outstanding stock of Adams Respiratory Therapeutics, Inc.; or

               (iv) a transfer of assets from Adams Respiratory Therapeutics, Inc. to an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

     (f) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     (g) "COMMISSIONS" means sales commissions payable to a Participant by the Company.

     (h) "COMPANY" shall mean (1) Adams Respiratory Therapeutics, Inc. and its successors or assigns, and (2) any corporation, partnership, limited liability company or other entity which is considered to be a single employer with Adams Respiratory Therapeutics, Inc. under Code Section 414(b) or 414(c), and which, with the approval of the Plan Administrator, has elected to participate in the Plan.

     (i) "COMPANY CONTRIBUTION ACCOUNT" shall mean an amount awarded by a Company pursuant to Section 3.2 hereof, as it may be adjusted for earnings, losses, and distributions. The Company contributions pursuant to Section 3.2 for each Participant for each Plan Year and all earnings, losses, and distributions attributable thereto shall be accounted for in a separate Company Contribution Account.

     (j) "DEFERRAL ACCOUNT" shall mean the amount deferred by the Participant pursuant to Section 3.1, as it may be adjusted for earnings, losses, and distributions. The Participant's deferrals pursuant to Section 3.1 for each Plan Year and all earnings, losses, and distributions attributable thereto shall be accounted for in a separate Deferral Account.

     (k) "DISABILITY" shall mean a permanent and total disability such that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, as determined in accordance with a disability insurance plan of the Company. In addition, a Participant will be deemed to be subject to a Disability if the Participant is determined to be totally disabled by the U.S. Social Security Administration.

     (l) "ELIGIBLE EMPLOYEE" shall mean any Employee who is (1) employed by the Company, (2) determined by the Plan Administrator in its sole discretion to be a member of a select group of management or highly compensated employees of that Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and any regulations relating thereto, and (3) designated by the Plan Administrator, in its sole discretion, to be eligible to participate in the Plan.

     (m) "EMPLOYEE" shall mean any employee of the Company.

     (n) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     (o) "INITIAL ELECTION PERIOD" for an Eligible Employee shall mean (1) January 1, 2006 if the Employee is an Eligible Employee as of that date, or (2) if the employee is not an Eligible Employee as of January 1, 2006, the period ending 30 days after the date he or she is designated by the Plan Administrator as an Eligible Employee.

     (p) "INVESTMENT ALTERNATIVE" shall mean an investment alternative selected by the Plan Administrator pursuant to Section 3.3 hereof.

     (q) "PARTICIPANT" shall mean any Eligible Employee who becomes a Participant in accordance with Section 2.1 hereof.

     (r) "PAYMENT ELIGIBILITY DATE" shall mean (1) with respect to a Participant who is not a Specified Employee, the first day following the termination of the Participant's employment with the Company, or (2) with respect to a Participant who is a Specified Employee, the first day of the seventh month following the termination of the Participant's employment with the Company, except in the case of termination of employment due to Disability, in which case it is the first day following Participant's termination of employment with the Company.

     (s) "PLAN" shall mean the Adams Respiratory Therapeutics, Inc. Adams Respiratory Therapeutics, Inc. 2006 Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

     (t) "PERFORMANCE-BASED BONUS" means a Bonus with respect to which the amount of, or the entitlement to, the Bonus is contingent upon the satisfaction of pre-established organizational or individual performance criteria relating to performance period of at least twelve (12) months that are established in writing by no later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Such pre-established organizational or individual performance criteria may include subjective performance criteria that relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit (including the entire Company) for which the Participant provides services.

     (u) "PLAN ADMINISTRATOR" shall mean Adams Respiratory Therapeutics, Inc..

     (v) "PLAN YEAR" shall mean the calendar year, provided, however, that the first Plan Year shall be a short year beginning on March 1, 2006 and ending on December 31, 2006.

     (w) "RETIREMENT" means the Participant's termination of employment from the Company upon or after reaching age 65.

     (x) "SALARY" shall mean the Participant's base salary payable by the Company. Salary for purposes of the Plan shall be determined without regard to any reduction (1) for any salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code or (2) pursuant to any deferral election in accordance with Article III of the Plan.

     (y) "SPECIFIED EMPLOYEE" shall mean a Participant who is a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of Adams Respiratory Therapeutics, Inc. (or an entity which is considered to be single employer with Adams Respiratory Therapeutics, Inc. under Code Section 414(b) or 414(c) at any time during the twelve (12) month period ending on December 31. Notwithstanding the foregoing, a Participant who is a key employee determined under the preceding sentence will be deemed to be a Specified Employee solely for the period of April 1 through March 31 following such December 31.

     (z) "TRUST" shall mean the trust referred to in Section 6.7 of the Plan.

     (aa) "TRUSTEE" shall mean the trustee of the Trust.

                                   ARTICLE II
                          ELIGIBILITY AND PARTICIPATION

2.1. ELIGIBILITY.

     An Employee shall be eligible to participate in the Plan as of the later of: (a) March 1, 2006, if the Employee is an Eligible Employee as of that date, or (b) the date on which the Employee becomes an Eligible Employee.

2.2. PARTICIPATION.

     An Eligible Employee shall become a Participant in the Plan by (1) electing to defer a portion of his or her Salary, Bonus and/or Commissions in accordance with Section 3.1 hereof or the Company making contributions on behalf of the Eligible Employee pursuant to Section 3.2, and (2) if required by the Plan Administrator, completing a life insurance application.

                                   ARTICLE III
                  DEFERRAL ELECTIONS AND COMPANY CONTRIBUTIONS

3.1. ELECTIONS TO DEFER SALARY, BONUS AND/OR COMMISSIONS.

     (a) Initial Election Period. Each Participant who is an Eligible Employee may elect to defer receipt of his or her Salary, Bonus and/or Commissions by filing with the Plan Administrator an election that conforms to the requirements of this Section 3.1, on a form provided by the Plan Administrator, no later than the last day of his or her Initial Election Period or such earlier date as may be required by the Plan Administrator. An election to defer Salary, Bonuses or Commissions during an Initial Election Period shall be effective with respect to Salary and Bonuses for services to be performed after the election and to Commissions that relate to customers' payments made after the date of election. For this purpose, a Bonus that is earned based on a specified performance period (for example an annual period) shall be deemed to with respect to services to be performed after the date of the election as to the portion of the Bonus equal to the total amount of the Bonus for the service period multiplied by a ratio of the number of days remaining in the performance period after the election to the total number of days in the performance period. Notwithstanding the foregoing, an election to defer a Performance-based Bonus shall be given effect without the proration in the preceding sentence if the election is made at least six (6) months before the end of the applicable performance period and at the date of the election the amount of the Performance-based Bonus is not readily ascertainable or substantially certain to be paid. Notwithstanding the foregoing, for the Plan Year commencing March 1, 2006, an election to defer made before March 1, 2006 shall not be given effect until March 1, 2006, and shall apply to Salary for services performed after March 1, 2006, and Bonuses and Commissions payable after March 1, 2006 subject to the foregoing rules.

     (b) Elections Other Than Elections During the Initial Election Period. An Eligible Employee may subsequent to his or her Initial Election Period elect to defer Salary, Bonus, and/or Commission for a subsequent Plan Year by filing an election, on a form provided by the Plan Administrator. Such election shall be made on or before the last day of the preceding Plan Year for which the election is to apply (or such earlier date as may be required by the Plan Administrator). An election to defer Salary, Bonuses, or Commissions for such Plan Year shall be effective with respect to Salary and Bonuses for services to be performed for the Plan Year and to Commissions that relate to customers' payments made during such Plan Year. For this purpose, a Bonus that is earned based on a specified performance period (for example an annual period) shall be deemed to be with respect to services for the Plan Year as to the portion of the Bonus equal to the total amount of the Bonus for the service period multiplied by a ratio of the number of days remaining in the performance period after the beginning of the Plan Year to the total number of days in the performance period. Notwithstanding the foregoing, an election to defer a Performance-based Bonus shall be given effect without the proration in the preceding sentence if the election is made at least six (6) months before the end of the applicable performance period and at the date of the election the amount of the Performance-based Bonus is not readily ascertainable or substantially certain to be paid.

     (c) Duration of Deferral Elections. Any deferral election made under subsection (a) or (b) of this Section 3.1 shall be irrevocable and shall apply only with respect to the Plan Year for which the election is made; provided that a Participant may cancel his deferral election for a Plan Year due to unforeseeable emergency pursuant to Section 6.2 or a hardship distribution pursuant to Treas. Reg. Section 1.401(k)-(d)(3).

     (d) General Rule. The amount of Salary, Bonus, and/or Commissions which an Eligible Employee may elect to defer is as follows:

          (1)  Any whole-number percentage of Salary;

          (2)  Any whole-number percentage of Bonus; and/or

          (3)  Any whole-number percentage of Commissions;

provided; however, that the deferral election may not relate to any payroll withholding amount, such as but not limited to required tax withholding or employee contributions under Code Section 401(k) or 125 or for group health plan premiums.

     (e) Minimum Deferrals. The minimum aggregate amount that may be deferred by an Eligible Employee during a Plan Year is $5,000; provided, however, with respect to those Eligible Employees who become Participants in the Plan after the first day of a Plan Year, the minimum aggregate amount may be prorated as determined by the Plan Administrator in a fair and uniform manner based upon the number of months of participation in the Plan during such Plan Year. Such minimum may be satisfied by deferring Salary, Bonus and Commissions payable for services rendered for such Plan Year (even though such Bonus or Commission may not be paid until the next Plan Year). Accordingly, if no Salary is deferred for a Plan Year and the total amount of the Bonus and Commissions elected to be deferred with respect to that Plan Year is in fact less than the applicable minimum amount for that Plan Year, then no portion of the Bonus or Commissions shall be deferred.

3.2. COMPANY CONTRIBUTION AMOUNTS.

     (a) For each Plan Year, the Company may, but is not required to, contribute on behalf of each Participant who is an Eligible Employee as of the Contribution Date (as defined in subsection 4.2(a) hereof) an amount equal to a certain percentage of the Participant's Salary, Bonus, and/or Commissions for such Plan Year. The determination of whether, and what percentage or amount, to so award for a Plan Year shall be determined by the Company and need not be uniformly applied to each Participant.

3.3. INVESTMENT ELECTIONS.

     (a) For each Plan Year, the Participant shall designate the Investment Alternatives in which amounts credited to the Participant's Account with respect to such Plan Year will be deemed to be invested for purposes of determining the amount of earnings to be credited to the Participant's Accounts. The Investment Alternatives from which the Participant shall make such designation shall be selected by the Plan Administrator. The designation shall be made on a form provided to the Participant by the Plan

Administrator. The Plan Administrator may from time to time eliminate or add new Investment Alternatives and shall communicate any eliminations or additions to Participants.

     In making the designation pursuant to this Section 3.3, the Participant may specify that all or any multiple (in whole number percentages) of the aggregate of amounts deferred, Deferral Accounts, and Company Contribution Amounts be deemed to be invested in an Investment Alternative. Effective as of the last business day of any calendar month (or at such other date as may be permitted by the Plan Administrator), a Participant may change the designation made under this Section 3.3 by filing an election, on a form provided by the Plan Administrator, by such date as may be required by the Plan Administrator. Any change of designation shall specify that all or any multiple (in whole-number percentages) of the aggregate amounts covered by the designation being changed be deemed to be invested in another Investment Alternative. If a Participant fails to elect an Investment Alternative under this Section 3.3, he or she shall be deemed to have elected an Investment Alternative designated by the Plan Administrator on the Investment Election designation form provided to the Participant. The Plan Administrator may adopt such further rules applicable to a Participant's designation or change of designation of Investment Alternatives.

     (b) The Plan Administrator may, but is not required to, direct the Trustee to invest amounts credited to the Participant's Accounts in accordance with the Investment Alternative designations of the Participant.

                                   ARTICLE IV
                                    ACCOUNTS

4.1. DEFERRAL ACCOUNT.

     The Plan Administrator shall establish and maintain Deferral Accounts for each Participant under the Plan. The Participant's deferrals pursuant to Section
3.1 for each Plan Year and all earnings, losses, and distributions attributable thereto shall be accounted for in a separate Deferral Account. Each Participant's Deferral Account shall be further divided into separate subaccounts ("FUND SUBACCOUNTS"), each of which corresponds to an Investment Alternative elected by the Participant pursuant to Section 3.3(a). A Participant's Deferral Account shall be credited as follows:

     (a) As soon as is administratively feasible after the payroll deduction, the Plan Administrator shall credit the Fund Subaccounts of the Participant's Deferral Account with an amount equal to Salary deferred by the Participant during each pay period in accordance with the Participant's election under
Section 3.3(a); that is, the portion of the Participant's deferred Salary that the Participant has elected to be deemed to be invested in a certain type of fund shall be credited to the Fund Subaccount corresponding to that Investment Alternative;

     (b) As soon as is administratively feasible after the date on which the Bonus or Commissions would have been paid, the Plan Administrator shall credit the Fund Subaccounts of the Participant's Deferral Account with an amount equal to the portion of the Bonus and Commissions deferred by the Participant's election under Section 3.3(a); that is, the portion of the Participant's deferred Bonus and Commissions that the Participant has elected to be deemed to be invested in a particular Investment Alternative shall be credited to the Fund Subaccount corresponding to that Investment Alternative; and

     (c) As of the last day of each month (or such additional day or days as the Plan Administrator may direct) each Fund Subaccount of a Participant's Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such

Fund Subaccount as of the previous crediting date by the net investment return for the Investment Alternative selected by the Participant pursuant to Section 3.3(a).

4.2. COMPANY CONTRIBUTION ACCOUNT.

     The Plan Administrator shall establish and maintain Company Contribution Accounts for each Participant under the Plan. The Company contributions pursuant to Section 3.2 for each Participant for Plan Year and all earnings, losses, and distributions attributable thereto shall be accounted for in a separate Company Contribution Account. Each Participant's Company Contribution Account shall be further divided into separate Fund Subaccounts, each of which corresponds to an Investment Alternative elected by the Participant pursuant to Section 3.3(a). A Participant's Company Contribution Account shall be credited as follows:

     (a) As of such date as may be determined by the Plan Administrator (the "CONTRIBUTION DATE"), the Plan Administrator shall credit the Fund Subaccounts of the Participant's Company Contribution Account with an amount equal to the Company Contribution Amount, if any, applicable to that Participant pursuant to
Section 3.3(a); that is, the portion of the Company Contribution Amount, if any, which the Participant elected to be deemed to be invested in a certain type of Investment Alternative shall be credited to the corresponding Fund Subaccount; and

     (b) As of the last day of each month (or such additional day or days as the Plan Administrator may direct), each Fund Subaccount of a Participant's Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the previous crediting date by the net investment return for the corresponding Investment Alternative selected by the Participant pursuant to
Section 3.3(a).

4.3  PERIOD FOR CREDITING ACCOUNTS.

     The Participant's Accounts shall continue to be credited with earnings or losses pursuant to Article IV of the Plan until all vested amounts credited to his or her Accounts under the Plan have been distributed or forfeited.

                                    ARTICLE V
                                     VESTING

5.1. DEFERRAL ACCOUNT.

     Subject to Section 6.7, a Participant's Deferral Account shall be 100% vested at all times.

5.2. COMPANY CONTRIBUTION ACCOUNT.

     Subject to Section 6.7, each Participant's Company Contribution Account shall be subject to such vesting schedule as may be established by the Plan Administrator; provided that all Company Contribution Accounts shall become 100% vested upon a Change of Control. Any portion of a Company Contribution Account that is not vested as of the Participant's termination of employment shall be immediately forfeited.

                                   ARTICLE VI
                                  DISTRIBUTIONS

6.1. DISTRIBUTION OF BENEFITS.

     (a) Termination of Employment. In the case of a Participant whose employment with the Company is terminated (other than due to Retirement or Disability), the vested portion of his or her Accounts shall be paid to the Participant in one lump sum as soon as administratively feasible after the Participant's Payment Eligibility Date.

     For all purposes under the Plan, a Participant shall not be considered terminated from employment from the Company if the Participant remains employed by another Company or by any entity that together with a Company is considered to be a single employer with the Company under Code Section 414(b) or 414(c). However, if the Participant is employed by an entity which is a member of a group described in the preceding sentence and such entity ceases to be a member of such group as a result of a sale or other reorganization, such sale or other reorganization shall be treated as a termination of employment unless immediately following such event and without any break in employment the Participant is employed by a Company or another entity which is a member of a group described in the preceding sentence which includes a Company and such entity assumes liability for the payment of benefits of the Participant.

     (b) Retirement or Disability. In the case of a Participant whose employment with the Company is terminated on account of the Participant's Retirement or Disability, the vested portion of his or her Accounts shall be paid to the Participant as soon as administratively feasible after the Participant's Payment Eligibility Date in one of the following forms as elected on such forms as designated by the Plan Administrator during this applicable election period(s) as set forth in Section 3.1 hereof.

          (1)  a lump sum distribution; or

          (2)  ratable annual installments over two (2) to fifteen (15) years.

     Until the Plan Administrator determines otherwise, a Participant who makes an election pursuant to this Section 6.1(b) with respect to a particular Account may not make an election for an in-service distribution pursuant to Section 6.3 with respect to such Account. In the absence of the Participant making a distribution election, or in the absence of an effective distribution election, the default form of payment shall be a lump sum distribution.

     Notwithstanding this subsection, if the value of the vested portion of the Participant's Account, established to hold Participant deferrals and Company contributions for any Plan Year is less than $5,000 as of the last crediting date pursuant to Article IV immediately preceding the Participant's Payment Eligibility Date, then such vested portion shall automatically be distributed in the form of a lump sum payment.

     (c) Death. If a Participant dies, amounts credited to the Participant's Accounts shall be paid to the Participant's Beneficiary in a lump sum as soon as administratively feasible following the death of the Participant, regardless of whether the Participant has commenced receiving payment in installments or whether the Participant elected for payment to start at a later date.

6.2. UNFORESEEABLE EMERGENCY WITHDRAWALS ("HARDSHIP WITHDRAWALS") OF DEFERRAL ACCOUNTS.

     (a) Upon the written request of a Participant and in the event the Plan Administrator determines that an "unforeseeable emergency" has occurred with respect to the Participant or his Beneficiary, the Participant may elect to receive a partial or full payment from his Deferral Accounts (but not Company Contribution Accounts) in accordance with subsection 6.2(b) hereof. For these purposes, an "unforeseeable emergency" means a severe financial hardship of the Participant or his Beneficiary resulting from an illness or accident of the Participant or his Beneficiary, the Participant's or Beneficiary's spouse, or the Participant's or the Beneficiary's dependent (as defined in Code Section 152(a)); loss of the Participant's or Beneficiary's property due to casualty (including the need to rebuild a home following damages to a home not otherwise covered by insurance); or other similar extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. The need to pay a Participant's child's tuition to college and/or the desire to purchase a home shall not be considered unforeseeable emergencies.

     (b) Payment under this Section 6.2 may be made only to the extent reasonably needed to satisfy the emergency need (which may include amounts necessary to pay taxes and penalties anticipated to result from the distribution), and may not be made to the extent such hardship is or may be relieved: (1) through reimbursement or compensation by insurance or otherwise;
(2) by liquidation of the Participant's assets to the extent that the liquidation of such assets would not itself cause severe financial hardship or
(3) by cessation of deferrals pursuant to Section 3.1 hereof.

     (c) Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section 6.2 shall be made as soon as is administratively feasible after approval of such request by the Plan Administrator.

6.3. SCHEDULED EARLY DISTRIBUTIONS OF DEFERRAL ACCOUNTS.

     (a) On the initial election form (the "Form"), the Participant may make an election to receive a payment, either as a lump sum or in the form of annual installments payable over a period of two (2) to fifteen (15) years, of all or a portion of his or her Deferral Accounts (but not the Company Contribution Accounts) paid on a future date (the "IN-SERVICE DISTRIBUTION DATE") while still employed; provided, however, that the In-Service Distribution Date selected must be at least 2 years from the date that the election form applicable to such Plan Year is received by the Plan Administrator, and provided further, that if Participant's Deferral Account established to hold a Participant deferrals for any Plan Year is less than $5,000 as of the last crediting date pursuant to
Article IV immediately preceding the first scheduled installment date, payment will be in a lump sum on or as soon as administratively feasible after the first scheduled installment date. This election shall apply to the Salary, Bonus, and/or Commissions deferred for the Plan Year specified by the Participant on his or her Form and the earnings credited thereto until the In-Service Distribution Date.

     (b) A distribution pursuant to this Section 6.3 shall be made as soon as administratively practicable after the In-Service Distribution Date. Notwithstanding the foregoing, if a Participant terminates employment with a Company or dies before or after payment is scheduled to commence pursuant to this Section 6.3, the Participant's entire vested Account balances then remaining will then be paid in a lump sum pursuant to the provisions of Section 6.1, except that if a Participant has a Retirement Date or Disability after the payment commences pursuant to this Section 6.3, the Participant's payments will continue to be made pursuant to the schedule in this Section 6.3. Until such time as the Plan Administrator determines otherwise, a Participant who makes an election for an in-service distribution pursuant to this Section 6.3(b) with respect to a particular Account may not make an election for a Retirement or Disability distribution pursuant to Section 6.1(b) with respect to such Account.

6.4  DISTRIBUTION IN GENERAL.

     Subject to the provisions of Article VI, a Participant may make a different payment election for each Deferral Account and each Company Contribution Account established to hold Participant deferrals or Company contributions for a given Plan Year. A distribution pursuant to this Article VI of less than the Participant's entire vested Account balances shall be made pro rata from the Fund Subaccounts of his or her Accounts according to the balances in such Fund Subaccounts.

6.5. CHANGE OF CONTROL.

     On the initial election form, the Participant may elect for the full amount of the Participant's vested Accounts to be distributed to the Participant in a lump sum as soon as administratively practicable following a Change of Control.

6.6. INABILITY TO LOCATE PARTICIPANT.

     In the event that the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the Participant's Payment Eligibility Date, the amount allocated to the Participant's Accounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

6.7. TRUST.

     (a) Adams Respiratory Therapeutics, Inc. shall establish the Trust, which shall be a grantor trust which may be used to pay for benefits arising under this Plan.

     (b) The Plan Administrator shall direct the Trustee to pay for benefits of the Participant or his or her Beneficiary at the time and in the amount described in this Article VI. In the event the amounts held under the Trust which are attributable to contributions made by or on behalf of the Company are not sufficient to provide the full amount payable to the Participant or Beneficiary, such Company shall pay for the remainder of such amount at the time set forth in Article VI.

                                   ARTICLE VII
                                 ADMINISTRATION

7.1. PLAN ADMINISTRATOR.

     The Plan Administrator shall be the Company; provided, that the Board may designate or remove individuals who are authorized to act on behalf of the Plan Administrator.

7.2. POWERS AND DUTIES OF THE PLAN ADMINISTRATOR.

     The Plan Administrator, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

     (a) To select Investment Alternatives in accordance with Section 3.3(a) hereof;

     (b) To construe and interpret the terms and provisions of this Plan, and to make all factual determinations relevant to the Plan;

     (c) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

     (d) To maintain all records that may be necessary for the administration of the Plan;

     (e) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

     (f) To make and publish such rules and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

     (g) To appoint any agent, and to delegate to such agent such powers and duties in connection with the administration of the Plan as the Plan Administrator may from time to time prescribe;

     (h) To direct and instruct the Trustee to the extent the Company is authorized or required to do so under any document; and

     (i) To take all actions set forth in this Plan document.

     In no event shall the Plan Administrator take any action under this Plan that shall constitute an acceleration of the time or schedule of any payment hereunder, except to the extent permitted under Section 409A of the Code and the regulations thereunder.

7.3. CONSTRUCTION AND INTERPRETATION.

     The Plan Administrator shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Plan Administrator shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.4. INFORMATION.

     To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the Salary, Bonus, and Commissions of all Participants, their death or other cause of termination of employment, and such other pertinent facts as the Plan Administrator may require.

7.5. PERIODIC STATEMENTS.

     Under procedures established by the Plan Administrator, a Participant shall receive periodic statements with respect to such Participant's Accounts.

7.6. DISPUTES.

     (a) A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as "CLAIMANT") may file a written request for such benefit with the Plan Administrator, setting forth his or her claim.

     (b) Upon receipt of a claim, if the claim for benefits is denied, the Plan Administrator shall provide to the Claimant written notice of the denial within ninety (90) days after the Plan Administrator receives the claim. The Plan Administrator may, however, extend the reply period for an additional ninety

(90) days if special circumstances require an extension of time for processing the claim. If such an extension of time is required, the Committee shall provide to the claimant written notice of the extension before the expiration of the initial ninety (90) day period.

     If the claim is denied in whole or in part, the Plan Administrator shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (1) the specific reason or reasons for such denial;
(2) the specific reference to pertinent provisions of the Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) an explanation of the Plan's claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Sections 502(a) of ERISA following an adverse benefit determination on review.

     (c) After receiving written notice of the denial of a claim, a Claimant or his representative shall be entitled to: (1) request a full and fair review of the denial of the claim by written application to the Plan Administrator; (2) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; (3) submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator; and (4) a review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     (d) If a Claimant wishes a review of the decision denying his claim to benefits under the Plan, he must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

     (e) Upon receiving a written application for review, the Plan Administrator may, but is not required to, schedule a hearing for purposes of reviewing the Claimant's claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator received such written application for review. At least ten (10) days prior to the scheduled hearing, the Claimant shall receive written notice of the date, time, and place of such scheduled hearing. The Claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place. All Claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

     (f) Within sixty (60) days after the Plan Administrator's receipt of a request for review, the Plan Administrator shall inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will notify the Claimant before the expiration of the initial sixty (60) day period of the extension, the special circumstances requiring an extension and the date the Plan Administrator expects to render its decision, and will inform the Claimant in writing of its decision within one hundred twenty (120) days after receipt of the request for review. If the decision is adverse to the Claimant, the notice of denial shall include information required to be provided in Section 7.6(b)(1), (2), and (4) and a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1. UNSECURED GENERAL CREDITOR.

     Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or the Trust. Any and all of the Company's assets and the Trust assets which are attributable to amounts paid into the Trust by the Company shall be, and remain, the general unpledged, unrestricted assets of the Company, which shall be subject to the claims of the Company's general creditors. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that the Plan (and the Trust described in Section 6.7) be unfunded for purposes of the Code and for purposes of Title I of ERISA.

8.2. NO GUARANTEE OF BENEFITS.

     Nothing contained in this Plan shall constitute a guaranty by the Company or any other entity that the assets of the Company will be sufficient to pay any benefit hereunder.

8.3. RESTRICTION AGAINST ASSIGNMENT.

     The Plan Administrator shall direct payment of all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any Participant, Beneficiary or successor in interest have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct

8.4. WITHHOLDING.

     There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant or Beneficiary all taxes which are required to be withheld by a Company in respect to such payment. The Company shall have the right to reduce any payment (or compensation), and the Plan Administrator shall have the right to direct reduction of any payment, by the amount of cash sufficient to provide the amount of said taxes.

8.5. NOTICE OF ADDRESS.

     Each individual entitled to a benefit under the Plan must file with the Company, in writing, his or her post office address and each change of post office address which occurs between the date of his or her termination of employment with the Company and the date he or she ceases to be a Participant. Any communication, statement or notice addressed to such individual at his or her latest reported office address will be binding upon him or her for all purposes of the Plan and neither the Plan Administrator nor the Company shall be obliged to search for or ascertain his or her whereabouts.

8.6. NOTICES.

     Any notice required or permitted to be given hereunder to a Participant or Beneficiary will be properly given if delivered or mailed, postage prepaid, to the Participant or Beneficiary at his or her last post office address as shown on the Company's records. Any notice to the Plan Administrator or the Company shall be properly given or filed upon receipt by the Plan Administrator or the Company at such address as may be specified from time to time by the Plan Administrator.

8.7. EMPLOYER-EMPLOYEE RELATIONSHIP.

     The establishment of this Plan shall not be construed as conferring any legal or other rights upon any Employee or any individual for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any Employee or otherwise act with relation to him or her.

8.8. AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION.

     The Plan Administrator may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant's Accounts. In the event that this Plan is terminated, the amounts allocated to a Participant's Accounts (regardless of whether such amounts had become vested) shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within thirty (30) days following the date of termination.

8.9. GOVERNING LAW.

     This Plan shall be construed, governed and administered in accordance with applicable provisions of ERISA and, to the extent not preempted by applicable federal law, the laws of the State of Delaware.

8.10. RECEIPT OR RELEASE.

     Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall to the extent thereof, be in full satisfaction of all claims arising under, or with respect to, the Plan against the Plan Administrator and the Company. The Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

     IN WITNESS WHEREOF, Adams Respiratory Therapeutics, Inc. has caused the Plan to be executed on this ____ day of ______________, 2005.

                                        ADAMS RESPIRATORY THERAPEUTICS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------